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                                                                     EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                     VALERO REFINING AND MARKETING COMPANY

             (AMENDED AND RESTATED EFFECTIVE AS OF APRIL 23, 1997)


    Valero Refining and Marketing Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

    1. The name of the corporation is Valero Refining and Marketing Company and the name under which the corporation was originally incorporated is Saber Energy, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 8, 1981.

    2. This Restated Certificate of Incorporation restates and integrates and also further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented.

    3. The text of the Certificate of Incorporation as heretofore amended, supplemented, or restated, is hereby restated and further amended to read as herein set forth in full:


                     RESTATED CERTIFICATE OF INCORPORATION
                                       of
                     VALERO REFINING AND MARKETING COMPANY


                                   ARTICLE I

    The name of the corporation is Valero Refining and Marketing Company.


                                   ARTICLE II

    The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

    The total number of shares of all classes of stock that the corporation shall have authority to issue is 170,000,000 divided into classes as follows:
150,000,000 shares shall be Common Stock, par value $0.01 per share ("Common Stock"); and 20,000,000 shares shall be Preferred Stock par value $0.01 per share ("Preferred Stock"). Shares of any class of stock of the corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the corporation may from time to time determine.
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    The following is a statement of the powers, preferences and rights, and the qualifications, limitations and restrictions, of the classes of stock of the corporation, and the authority with respect thereto expressly vested in the Board of Directors of the corporation.

                         DIVISION A -- PREFERRED STOCK

    (1) Issuance in Series. The Preferred Stock may be issued in one or more series and in such amounts as may be established and designated from time to time by the Board of Directors as hereinafter provided. The Board of Directors is hereby vested with authority to establish and designate any unissued shares of Preferred Stock as a series of such stock. The designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Preferred Stock of any series shall be those that are stated and expressed herein and, to the extent not stated and expressed herein, shall be such as may be fixed by the Board of Directors and stated and expressed in resolutions adopted by the Board of Directors providing for the issuance of Preferred Stock of such series. The resolutions shall (a) specify the series to which such Preferred Stock shall belong; (b) specify the annual rate of dividends, if any, payable on shares of such series; (c) fix the amount which the holders of shares of such series shall be entitled to be paid in the event of any liquidation, dissolution or winding up of the corporation; and (d) state whether and at what times and under what conditions the shares of such series shall be redeemable and the amount or amounts payable thereon in the event of redemption. The resolutions may, in a manner not inconsistent with the provisions of this Article IV, (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption, or a purchase fund for the purchase, of shares of such series and the terms and provisions governing the operation of any sinking or purchase fund and the status as to reissuance of shares purchased or otherwise reacquired or redeemed or retired through the operation thereof, and provide that so long as the corporation is in default as to the sinking or purchase fund the corporation shall not (with such exceptions, if any, as may be provided) pay any dividends upon or purchase or redeem shares of any class of capital stock ranking junior to the Preferred Stock in respect of dividends or distributions of assets on liquidation of the corporation (all of which classes, other than the Preferred Stock, are hereinafter sometimes in this Division A of this Article IV embraced in the term "junior stock"), (iii) grant voting rights, full or limited, to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the corporation or upon the issue of additional Preferred Stock or other capital stock ranking on a parity therewith or prior thereto with respect to dividends or distribution of assets upon liquidation,
(v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions in respect of, or the acquisition of, junior stock, (vi) grant to the holders of shares of such series the right to convert such shares into shares of junior stock, and (vii) grant other special rights to the holders of shares of such series as the Board of Directors may determine and as shall not be inconsistent with the provisions of this Division A of this
Article IV. The term "fixed for such series" and similar terms as used in this Division A of this Article IV shall mean stated and expressed in this Division A of this Article IV or in resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of the series referred to therein.

    (2) Dividends. The holders of shares of Preferred Stock of each series, in preference to the holders of Common Stock and any other junior stock, shall be entitled to receive, as and when declared by the Board of Directors out of the assets of the corporation that are by law available for the payment of dividends, cash dividends as and to the extent provided in resolutions of the Board of Directors providing for the issuance of such series of Preferred Stock.

    (3) Redemption. The corporation may redeem in whole or in part the Preferred Stock of any series which by its terms is redeemable, at the time or times and on the terms and conditions fixed for such series, upon notice duly given as hereinafter provided, by paying therefor in cash the sum fixed for such series, together, in each case, with an amount equal to dividends accrued to the date fixed for redemption and remaining unpaid. In case of the redemption of only part of the Preferred Stock of any series at the time outstanding, at the option of the Board of Directors such redemption shall be made pro rata or the shares of such series to be redeemed shall be chosen by lot in such manner as may be prescribed by the Board of Directors, except as may otherwise be provided herein or in the resolutions adopted by the Board of Directors for the issuance of such series.

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    Notice of any proposed redemption of Preferred Stock shall be given by the corporation by mailing a copy of such notice at least 30 days prior to the date fixed for such redemption to each holder of record of the shares to be redeemed at the holder's address appearing on the books of the corporation. From and after the date of redemption so designated, notwithstanding that any certificate representing shares of Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue and all rights with respect to such shares of Preferred Stock so called for redemption shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the redemption price of such shares so to be redeemed plus accrued and unpaid dividends up to the date fixed for redemption, but without interest thereon.

    (4) Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the corporation (all of which are hereinafter embraced in the word "liquidation"), then, before any distribution or payment shall be made to the holders of the Common Stock or any other junior stock, the holders of the Preferred Stock of the respective series shall be entitled to be paid in full the respective amounts fixed for such series, plus in each case a sum equal to accrued and unpaid dividends thereon to the date of payment thereof. After this payment has been made in full to the holders of the Preferred Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the Common Stock and the other junior stock of the corporation according to their respective rights. In the event that the assets of the corporation are not sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the Preferred Stock of the respective series pro rata in proportion to the respective amounts fixed for such series.

    Neither (a) the merger or consolidation of the corporation into or with another corporation, nor (b) the merger of any other corporation into the corporation, shall be deemed to be a liquidation, dissolution or winding up of the corporation with the meaning of this Paragraph (4).

    (5) Limitations. So long as any shares of Preferred Stock are outstanding, the corporation shall not, without the consent of the holders of a majority of the total number of shares of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a meeting called for the purpose:

            (a) Create or authorize any shares of any class of stock ranking prior to the Preferred Stock in respect of dividends or distributions of assets on liquidation of the corporation (hereinafter sometimes referred to as "prior stock") or any securities convertible into any such prior stock; or

            (b) Amend, alter or repeal any of the rights, preferences or powers of the holders of Preferred Stock to affect adversely any such rights, preferences or powers; provided, however, that if any amendment, alteration or repeal affects adversely the rights, preferences or powers of one or more, but not all, series of Preferred Stock at the time outstanding, only the consent of the holders of at least a majority of the total number of shares of all series so affected shall be required by this Paragraph (5).

    (6) Status of Shares Redeemed or Retired. Except as otherwise provided in this Division A of this Article IV or in any resolutions of the Board of Directors providing for the issuance of any particular series of Preferred Stock, Preferred Stock redeemed or otherwise retired by the corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of this Division A of this Article IV and of any restrictions contained in any resolutions of the Board of Directors providing for the issuance of any particular series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock.

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                           DIVISION B -- COMMON STOCK

    (1) Dividends. After the requirements with respect to any preferential dividends upon the Preferred Stock have been met, the holders of the Common Stock shall be entitled to receive dividends as may be declared from time to time by the Board of Directors.

    (2) Voting Rights. Each share of Common Stock shall entitle the holder thereof to one vote for each share held.

    (3) Liquidation. In the event of any liquidation of the corporation, after the holders of the Preferred Stock of each series and any other class of stock ranking prior to the Common Stock in respect of distributions of assets on liquidation of the corporation have been paid in full the amount to which they respectively shall be entitled, or a sum sufficient for such payment in full has been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock and any other class of stock ranking prior to the Common Stock.

            DIVISION C -- PROVISIONS APPLICABLE TO ALL CAPITAL STOCK

    (1) Voting Rights. Except as otherwise provided herein or by law, the Common Stock and any other capital stock of the corporation at the time entitled thereto shall vote together as one class.

    (2) Regarding Pre-emptive Rights. No stockholder of the corporation shall by reason of holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any shares, or notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion may fix. The Board of Directors may issue shares of stock of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of stock of any class, without offering any such shares of stock of any class or any notes, debentures, bonds or other either in whole or in part, to the existing stockholders of any class.


                                   ARTICLE V

    (1) Exercise of Corporate Powers. All corporate powers shall be exercised by or under the direction of the Board of Directors except as otherwise provided by law or by the Restated Certificate of Incorporation.

    (2) Number and Classification of Directors. The number of Directors which shall constitute the whole Board of Directors shall be as specified from time to time in the By-Laws of the corporation (but in any event not fewer than five
(5)), except in the case of an increase in the number of Directors by reason of any default provisions with respect to any outstanding series of Preferred Stock. The Board of Directors (excluding any Directors elected by reason of any default provisions with respect to any outstanding series of Preferred Stock) shall be divided into three classes as nearly equal in number as may be, being Class I, Class II and Class III. The number of Directors in each class shall be the whole number contained in the quotient derived by dividing the authorized number of Directors by three, and if a fraction is also contained in the quotient, then if that fraction is one-third (1/3) then the extra Director shall be a member of Class III, and if the fraction is two-thirds (2/3) then one of the extra Directors shall be a member of Class III and the other shall be a member of Class II. Each Director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the Directors first elected to Class I shall serve for a term ending on the annual meeting following their first election as Directors, the Directors first elected to

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Class II shall serve for a term ending on the second annual meeting following their first election as Directors, and the Directors first elected to Class III shall serve a full term as hereinabove provided. The foregoing notwithstanding, each Director shall serve until his or her successor shall have been qualified, or until he or she becomes disabled or is otherwise removed.

    (3) Designation and Redesignation of Directors.  For purposes of Paragraph
(2) of this Article V, reference to the first election of Directors shall signify the first election of Directors concurrent with or following the first date on which this Article V shall become effective in accordance with the laws of Delaware. At each annual election held thereafter, the Directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the Directors they succeed. If for any reason the number of Directors in the various classes shall not conform with the formula set forth in the preceding paragraph, the Board of Directors may (but shall not be required to) redesignate any Director into a different class in order that the balance of Directors in such classes shall conform thereto.

    (4) Election and Removal of Directors. At each annual meeting of stockholders, Directors chosen to succeed those whose terms then expire shall be elected for a full term of office expiring at the third succeeding annual meeting of stockholders after their election. When the number of Directors is increased by amendment to the By-Laws of the corporation, and any newly created directorships are filled by the Board of Directors, such additional Directors shall not be assigned to a director class until the next annual meeting of stockholders. Subject to the foregoing, Directors elected to fill a vacancy shall hold office for a term expiring at the annual meeting at which the term of the class to which they shall have been elected expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 60 percent of the voting power of the then outstanding voting stock, voting together as a single class.

    (5) Certain Matters to be Prescribed by By-Laws. The number, qualifications, terms of office, manner of election, time and place of meeting, compensation and powers and duties of the Directors may be prescribed from time to time by the By-Laws of the corporation, and the By-Laws of the corporation may also contain any other provisions for the regulation and management of the affairs of the corporation not inconsistent with law or the Restated Certificate of Incorporation. Unless and except to the extent that the By-Laws of the corporation shall so require, the election of Directors of the corporation need not be by written ballot.

    (6) Express Powers of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

        (a) To adopt, amend or repeal the By-laws of the corporation; provided, however, that the By-laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further that in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding voting stock, voting together as a single class, shall be required to alter, amend or repeal any provision of the By-laws.

        (b) To fix, determine and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital.

        (c) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

        (d) To set apart out of any of the funds of the corporation available for dividends a reserve for any proper purposes and to abolish any such reserve in the manner in which it was created.

        (e) To designate by resolution passed by a majority of the whole Board one or more committees, each committee to consist of one or more of the Directors of the corporation, which, to the extent provided in said resolution or resolutions or in the By-Laws of the corporation, shall have and may exercise the

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     powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it. Such committees shall have such names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

        (f) From time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided by law or in this Restated Certificate of Incorporation, no stockholder shall have any right to inspect any account, book or document of the corporation other than such rights as may be conferred by applicable law.

    (7) Vote Required to Amend Certain Provisions. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding voting stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with any of Paragraphs (2), (3) or (4), or paragraph (a) of Paragraph (6), of this Article V.

    (8) Regarding Certain Contracts and Transactions. No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that one or more of the Directors of this corporation is or are interested in, or is a director or officer, or are directors or officers, of such other corporation, and no contract or other transaction between the corporation and any other person or firm shall be affected or invalidated by the fact that one or more of the Directors of this corporation is a party to, or are parties to, or interested in, such contract or transaction; provided, that in each such case the nature and extent of the interest of such Director in the contract or other transaction and the fact that such Director is a director or officer of such other corporation is known to the Board of Directors or is disclosed at the meeting of the Board of Directors at which the contract or other transaction is authorized.

    (9) Indemnification of Directors, Officers and Others. The corporation shall indemnify the Directors, officers, employees or agents of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, benefit plan, non-profit or charitable organization, or other enterprise, to the full extent that corporations shall have the power to indemnify such persons under the General Corporation Law of the State of Delaware.

    (10) Limitation on Personal Liability. No Director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a Director, except for any matter in respect of which such Director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the General Corporation Law of the Sate of Delaware) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he or she (a) breached his or her duty of loyalty to the corporation or its stockholders, (b) shall not have acted in good faith, or in failing to act, shall not have acted in good faith, (c) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law, or (d) derived an improper personal benefit. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this paragraph, shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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                                   ARTICLE VI

    Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding voting stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VI.


                                  ARTICLE VII

    The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the corporation shares of stock or other securities of the corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

        (a) the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

        (b) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation;

        (c) provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the corporation, a change in ownership of the corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the corporation or any stock of the corporation, and provisions restricting the ability of the corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the corporation under such rights;

        (d) provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

        (e) provisions which permit the corporation to redeem or exchange such rights; and

        (f) the appointment of a rights agent with respect to such rights.


                                  ARTICLE VIII

    (1) Vote Required for Certain Business Combinations.

        (a) In addition to any affirmative vote required by law or this Restated Certificate of Incorporation, and except as otherwise expressly provided in Paragraph (2) of this Article VIII:

            (i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Stockholder (as hereinafter defined), or (B) any other corporation

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          (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

            (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, including all Affiliates of the Interested Stockholder, of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

            (iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder, including all Affiliates of the Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

            (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliates of an Interested Stockholder; or

            (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not an Interested Stockholder is a party thereto) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which are directly or indirectly owned by any Interested Stockholder or one or more Affiliates of the Interested Stockholder;

     shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding voting stock, voting together as a single class, including the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding voting stock not owned directly or indirectly by an Interested Stockholder or any Affiliate of any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted, by law or in any agreement with any national securities exchange or otherwise.

        (b) The term "Business Combination" as used in this Article VIII shall mean any transaction described in any one or more of clauses (i) through
     (v) of paragraph (a) of this Paragraph (1).

    (2) When Higher Vote is Not Required. The provisions of Paragraph (1) of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of this Restated Certificate of Incorporation, if the conditions specified in either of the following paragraphs (a) or (b) are met:

        (a) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

        (b) Price and Procedure Requirements. All of the following conditions shall have been met:

            (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash, to be received per share by holders of Common Stock in such Business Combination, shall be at least equal to the highest of the following:

                 (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (I) within the two-year period immediately

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

               prior to the first public announcement of the proposal of such Business Combination (the "Announcement Date"), or (II) in the transaction in which it became an Interested Stockholder, whichever is higher;

                 (B) the Fair Market Value per share of Common Stock on the
               Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher; and

                 (C) (if applicable) the price per share equal to the Fair
               Market Value per share of Common Stock determined pursuant to paragraph (b)(i)(B) above, multiplied by the ratio of (I) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two year period immediately prior to the Announcement Date to (II) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

            (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class, other than Common Stock or Excluded Preferred Stock, of outstanding voting stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every such class of outstanding voting stock whether or not the Interested Stockholder has previously acquired any shares of a particular class of voting stock):

                 (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by the Interested Stockholder for any shares of such class of voting stock acquired by it (I) within the two-year period immediately prior to the Announcement Date, or (II) in the transaction in which it became an Interested Stockholder, whichever is higher;

                 (B) (if applicable) the highest preferential amount per share to which the holders of shares of such class of voting stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

                 (C) the Fair Market Value per share of such class of voting stock on the Announcement Date or on the Determination Date, whichever is higher; and

                 (D) (if applicable) the price per share equal to the Fair
               Market Value per share of such class of voting stock determined pursuant to paragraph (b)(ii)(C) above, multiplied by the ratio of (I) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of voting stock acquired by it within the two-year period immediately prior to the Announcement Date to (II) the Fair Market Value per share of such class of voting stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of voting stock.

            (iii) The consideration to be received by holders of a particular class of outstanding voting stock (including Common Stock and other than Excluded Preferred Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of voting stock. If the Interested Stockholder has paid for shares of any class of voting stock with varying forms of consideration, the form of consideration for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by it.

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

            (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
          Combination: (A) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock, except as approved by a majority of the Continuing Directors, (B) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (C) there shall have been an increase in the annual rate of dividends as necessary fully to reflect any recapitalization (including any reverse stock split), reorganization or any similar reorganization which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (D) such Interested Stockholder shall not have become the Beneficial Owner of any additional voting stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

            (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

            (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

    (3) Certain Definitions.  For purposes of this Article VIII:

        (a) "Person" shall mean any individual, firm, corporation or other entity.

        (b) "Interested Stockholder" shall mean any Person (other than the corporation or any Subsidiary) who or which:

            (i) itself, or along with its Affiliates, is the Beneficial Owner, directly or indirectly, of more than 15% of the then outstanding voting stock; or

            (ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was itself, or along with its Affiliates, the Beneficial Owner, directly or indirectly, of 15% or more of the then outstanding voting stock; or

            (iii) is an assignee of or has otherwise succeeded to any voting stock which was at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

        (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as in effect on April 23, 1997. In addition, a person shall be the "Beneficial Owner" of any voting stock which such Person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding (but neither such Person nor any such Affiliate or

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

     Associate shall be deemed to be the Beneficial Owner of any shares of voting stock solely by reason of a revocable proxy granted for particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such Person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner).

        (d) For the purpose of determining whether a Person is an Interested Stockholder pursuant to paragraph (b) of this Paragraph (3), the number of shares of voting stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this Paragraph (3) but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise.

        (e) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 23, 1997.

        (f) "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation, provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (b) of this Paragraph (3), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

        (g) "Continuing Director" shall mean any member of the Board of Directors of the corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors then on the Board.

        (h) "Fair Market Value" shall mean (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use in its stead, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in accordance with Paragraph (4) of this Article VIII; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in accordance with Paragraph (4) of this Article VIII.

        (i) In the event of any Business Combination in which the corporation survives, the phrase "other consideration to be received" as used in paragraphs (b)(i) and (ii) of Paragraph (2) of this Article VIII shall include the shares of Common Stock and/or the shares of any other class of outstanding voting stock retained by the holders of such shares.

        (j) "Excluded Preferred Stock" means any series of Preferred Stock with respect to which a majority of the continuing Directors have approved a Preferred Stock designation creating such series that expressly provides that the provisions of this Article VIII shall not apply.

    (4) Powers of Continuing Directors. The Continuing Directors of the corporation shall have the power and duty to determine for the purposes of this
Article VIII, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VIII, including, without limitation (a) whether a Person is an Interested Stockholder,
(b) the number of shares of voting stock beneficially owned by

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

any Person, (c) whether a Person is an Affiliate or Associate of another, (d) whether the applicable conditions set forth in paragraph (b) of Paragraph (2) of this Article VIII have been met with respect to any Business Combination, (e) the Fair Market Value of stock or other property in accordance with paragraph
(h) of Paragraph (3) of this Article VIII, and (f) whether the assets which are the subject to any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more.

    (5) No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

    (6) Amendment, Repeal, etc. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-laws of the corporation (and notwithstanding the fact that a lesser percentage may be permitted by law, this Restated Certificate of Incorporation or the By-laws of the corporation), but in addition to any affirmative vote of the holders of any particular class of the voting stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of 66-2/3% of the voting power of the shares of the then outstanding voting stock voting together as a single class, including the affirmative vote of the holders of 66-2/3% of the voting power of the then outstanding voting stock now owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII of this Restated Certificate of Incorporation.

    4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

    5. In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation shall be effective at ___________, Central Standard Time, on _____________________, 1997,
notwithstanding the actual date and time of filing hereof.


    IN WITNESS WHEREOF, said Valero Refining and Marketing Company has caused this Restated Certificate of Incorporation to be signed by its ____________________, and attested by its Secretary this _______ day of
_________________________, 1997.

                              VALERO REFINING AND MARKETING COMPANY



                              By:
                                  ------------------------------------------
                              [NAME OF OFFICER AND TITLE]
ATTEST:




By:
   ---------------------------
[NAME OF OFFICER, SECRETARY]

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